Exhibit 3.1.1
CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
PFSWEB, INC.
(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)
     PFSWEB, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies that:
     FIRST: The name of the corporation is PFSweb, Inc.
     SECOND: At a meeting of the Board of Directors of PFSweb, Inc., resolutions were duly adopted declaring the advisability of an amendment to the Certificate of Incorporation, as follows, and providing that:
     “Article FOURTH of Certificate of Incorporation of PFSweb, Inc. shall be hereby amended to read as follows:
“FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 36,000,000 shares, divided into two classes as follows: (i) 1,000,000 shares of Preferred Stock, par value $1.00 per share (“Preferred Stock”); and (ii) 35,000,000 shares of Common Stock, par value $.001 per share (“Common Stock”).”
     THIRD: This Certificate of Amendment of Certificate of Incorporation was duly approved at a duly held meeting of the stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by the undersigned as of the 6th day of June, 2009.

PFSweb, Inc.
By:	/s/ Thomas J. Madden
Thomas J. Madden
Executive Vice President Chief Financial Officer